40 Wantage Avenue
Branchville, New Jersey 07890
Tel: (973) 948-1323
Fax: (973) 948-2070
E-mail:john.wisinger@selective.com

John E. Wisinger

Corporate Counsel

August 11, 2006

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890-1000

Re: Selective Insurance Group, Inc. Registration Statement on S-3

Ladies and Gentlemen:

I am Corporate Counsel for Selective Insurance Group, Inc., a New Jersey corporation (the "Company"), and in such capacity have acted as counsel to the Company in connection with the filing under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the offer and sale of up to 1,500,000 shares of the Company's common stock, par value $2.00 per share (the "Shares"), issuable pursuant to the Company's Stock Purchase Plan for Independent Insurance Agencies (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions set forth herein, I have examined originals or copies, certified or otherwise, identified to my satisfaction, of the Registration Statement, together with exhibits filed as a part thereof, and all such other documents, records, certificates, including certificates of public officials and other instruments as I have deemed necessary or appropriate.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth in the opinion below, the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Selective Insurance Group, Inc.

August 11, 2006

The opinions set forth herein are limited to laws of the State of New Jersey that are normally applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. I do not express any opinion with respect to the law of any other jurisdiction or as to the effect of the law of any other jurisdiction on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.    The Company has been duly incorporated and is validly existing under the laws of the State of New Jersey.

2.    The Shares have been duly authorized and, when sold in the manner and for the consideration contemplated by the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ John E. Wisinger

John E. Wisinger, Esq.